AMERICAN STORES COMPANY
                             PRINCIPAL SUBSIDIARIES,
                                  YEAR END 1994



                                                    State of
Subsidiary                                       Incorporation

Jewel Companies, Inc.                                  DE
  Acme Markets, Inc.                                   PA
  Jewel Food Stores, Inc.                              NY
American Drug Stores, Inc., dba                        IL
  Osco Drug
  Sav-on
American Food and Drug, Inc.                           DE
  Jewel Osco Southwest, Inc.                           IL
  Lucky Stores, Inc.                                   DE
  American Stores Properties, Inc.                     DE
American Stores Realty Corp.                           PA
Skaggs Telecommunications Service, Inc.                UT
Super Saver, Inc.                                      DE
National Procurement and Logistics Company             DE